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                                                                    Exhibit 10.1

                               2002 BONUS CRITERIA

                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          DELPHI FINANCIAL GROUP, INC.

Following are the criteria that shall determine the level of the cash bonus payable to Robert Rosenkranz, Chairman, President and Chief Executive Officer of Delphi Financial Group, Inc. (the "Company"), for the Company's 2002 fiscal year:

      1. The maximum level of such bonus attainable by Mr. Rosenkranz shall be equal to one hundred and twenty percent (120%) of his annual cash salary (the "Maximum Bonus Amount" or "MBA") consisting of two separate components equal in amount. Fifty percent (50%) of the Maximum Bonus Amount shall be subject to attainment based on the criteria set forth in paragraph 2 below, and the remaining 50% of the MBA shall be determined as provided in paragraph 3 below.

      2. Up to 50% of the Maximum Bonus Amount shall be earned based on the Company's "Operating Return Percentage" (as defined below), as follows:

      (a) if the Operating Return Percentage for 2002 equals or exceeds thirteen percent (13%), 50% of the Maximum Bonus Amount shall be attained.

      (b) if such Operating Return Percentage is at or below ten percent (10%), none of such portion of the Maximum Bonus Amount shall be earned.

      (c) if such Operating Return Percentage exceeds 10% but is less than 13%, the portion of the Maximum Bonus Amount earned shall be interpolated between zero and 50% of the MBA in relation to the point at which the Operating Return Percentage falls in such percentage range. For example, if the Operating Return Percentage were exactly eleven and one-half percent (11.5%), the portion of the bonus attained would be equal to one-half of 50% of the MBA; i.e., $180,000.

For purposes of these Bonus Criteria, the following definitions shall apply, all with relation to the Company's 2002 fiscal year:

      "Operating Return Percentage" shall mean the quotient of the Company's Operating Income divided by the Company's Average Shareholders' Equity.

      "Operating Income" shall mean the Company's income from continuing operations excluding realized investment gains and losses (net of the related income tax expense or benefit) and extraordinary items, all as determined in accordance with United States generally accepted accounting principles as in effect for such year.
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      "Average Shareholders' Equity" shall mean the sum of the Company's shareholders' equity, as determined in accordance with United States generally accepted accounting principles as in effect for such year, as of the beginning and the end of such year, divided by two.

      3. The remaining 50% of the Maximum Bonus Amount shall be determined at the discretion of the Stock Option and Compensation Committee based on its evaluation of the following factors:

      (a) Financial performance of the Company for the year other than that captured by the Operating Return Percentage measurement.

      (b) Steps taken during the year that will serve to enhance the consolidated financial performance of the Company in future periods.

      (c) Steps taken during the year to increase stockholder value and results of such steps, such as improvement in the relative valuation of the Company's stock compared to industry peers, improvement in the liquidity of and sponsorship for such stock and other relevant factors.